Exhibit 99.1

Balchem Corporation Announces Fourth Quarter 2014 Results

New Hampton, NY, February 24, 2015 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended December 31, 2014.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended December 31,

	2014	2013
	Unaudited
Net sales	$162,668	$81,633
Gross margin	44,135	23,782
Operating expenses	17,140	7,637
Earnings from operations	26,995	16,145
Other expense (income)	1,815	(68)
Earnings before income tax expense	25,180	16,213
Income tax expense	6,158	5,466
Net earnings	$19,022	$10,747

Diluted net earnings per common share	$0.61	$0.35

Shares used in the calculation of diluted net earnings per common share	31,387	31,028

For the Twelve Months Ended December 31,

	2014	2013
	Unaudited
Net sales	$541,383	$337,173
Gross margin	144,172	97,421
Operating expenses	62,029	31,819
Earnings from operations	82,143	65,602
Other expense (income)	5,091	(216)
Earnings before income tax expense	77,052	65,818
Income tax expense	24,226	20,944
Net earnings	$52,826	$44,874

Diluted net earnings per common share	$1.69	$1.45

Shares used in the calculation of diluted net earnings per common share	31,172	30,847

Balchem Corporation (NASDAQ:BCPC)

Record Quarter Sales and Earnings:

•	For the quarter ended December 31, 2014, net sales increased 99.3% to $162.7 million.
▪	Excluding the impact of the SensoryEffects acquisition, net sales were up 24.7% compared with fourth quarter 2013.
•	U.S. GAAP net earnings for the quarter of $19.0 million, or $0.61 per diluted share, compared to $10.7 million, or $0.35 per diluted share, for the fourth quarter of 2013, an increase of 77.0%.
•	Non-GAAP[1] net earnings for the quarter of $21.0 million, or $0.67 per diluted share, compared to $11.4 million, or $0.37 per diluted share, for the fourth quarter of 2013, an increase of 84.3%.
•	Adjusted EBITDA[1] increased 80.5% to $35.6 million for the fourth quarter of 2014, versus the $19.7 million in the comparable period of 2013.

1See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Segment Financial Results for the Fourth Quarter of 2014:

The Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative products, realized sales of $75.8 million, an organic growth increase of approximately 33.2%, or $18.9 million over the prior year comparable quarter. Sales in the ANH specialty (ruminant) ingredients sector were very strong, increasing approximately 42% from the prior year comparable quarter driven by a 16% increase in volumes sold, and a favorable product mix, with particular strength in rumen protected choline and amino acids. The health of the U.S. dairy industry continues to support strong demand for our products. Lower feed prices, along with continued strong demand for milk in Q4, were key factors that should drive producer profitability into 2015. Our monogastric species sales increased approximately 11% from the prior year comparable quarter, primarily due to higher volumes of choline chloride and chelated minerals, sold in both domestic and international poultry markets, as well as products for the companion animal and aquaculture species.

Sales of industrial grade products, reported in this segment, were up approximately 65% from the prior year comparable quarter as volume sold of various choline and choline derivatives for industrial applications, notably for natural gas fracking in North America, increased appreciably. The recent trends to curb hydrocarbon production and projected industry activity downturn are being monitored closely; however, we realized sequential growth on the quarter of 4.2%. This sector comprised approximately 39% of the sales in the total ANH segment for the quarter.

Earnings from operations for the ANH segment increased approximately 39.5% to $11.5 million as compared to $8.3 million in the prior year comparable quarter.

The ARC Specialty Products segment generated fourth quarter sales of $14.0 million, a new quarterly record, which was also a 10.3% improvement over the comparable prior year quarter. This is particularly a result of increased sales of ethylene oxide for medical device sterilization. Propylene oxide for industrial and pasteurization of nutmeats was generally static year over year, as the processing of harvested nut meats is lagging slightly in direct correlation to consumer consumption. Solid demand for our products is expected into 2015. Earnings from operations for this segment, at $5.7 million, improved by 10.6% or $0.6 million over the prior year, correlating with the noted revenue growth and manufacturing efficiencies.

Balchem Corporation (NASDAQ:BCPC)

Sales of the SensoryEffects segment, formerly the Food, Pharma & Nutrition segment, which includes food encapsulates, human choline, cereal and customized food, flavor and beverage solutions, were $72.9 million, an increase of $60.9 million over the comparable prior year quarter. Net sales from the acquisition of the SensoryEffects business contributed $60.9 million of this overall increase, as sales of legacy Balchem were static, with considerable strength in encapsulated ingredients for baking and food preservation in the domestic markets being offset by lower international sales due primarily to stagnating overseas economies and the negative impact of the strengthened U.S. dollar, as we export into the international markets served. Earnings from operations for this segment were $7.0 million, versus $2.7 million in the prior year comparable quarter. Excluding the effect of non-cash expense associated with amortization of the SensoryEffects acquired intangible assets of $6.0 million, non-GAAP earnings from operations for this segment was $13.0 million, an increase of $10.3 million.

Consolidated gross margin for the quarter ended December 31, 2014 increased 85.6% to $44.1 million, as compared to $23.8 million for the prior year comparable period. Gross margin for the three months ended December 31, 2014 was 27.1% of sales as compared to 29.1% in the prior year comparative period. Margins now reflect a heavier product mix weighting toward the acquired SensoryEffects products and choline chloride products. Partially offsetting the impact of this product mix was favorable manufacturing efficiencies resulting from the noted higher sales volumes. Operating (Selling, Research & Development, General & Administrative) expenses were $17.1 million for the fourth quarter, higher than the prior year comparable quarter principally due to SensoryEffects operating expenses, integration costs and amortization expense related to the aforementioned acquisition. Excluding integration costs of $0.3 million and non-cash operating expense associated with amortization of intangible assets of $6.8 million, operating expenses were $10.0 million, or 6.1% of sales. Partially offsetting the increased operating expenses was a $2.9 million net legal settlement. Interest expense was $1.8 million in the fourth quarter of 2014, all of which related to the debt financing of the SensoryEffects acquisition. Our effective tax rate for the three months ended December 31, 2014 and 2013 was 24.5% and 33.7%, respectively. This decrease in the effective tax rate was primarily attributable to the benefit of the full year renewal of the R&D tax credit in the U.S. at the end of 2014, a change in apportionment relating to state income taxes, the determination of state income tax filing requirements related to unitary combined returns, and a nontaxable legal settlement.

The Company continues to maintain and grow a solid financial structure. Diligent working capital controls continue to contribute strongly to the business performance. The $85.8 million of net working capital on December 31, 2014 included a cash balance of $50.3 million, which reflects principal payments on long-term debt of $8.8 million in the quarter, along with $7.3 million of capital expenditures funding in the quarter. Total outstanding debt at December 31, 2014 was $332.5 million, a $67.5 million reduction from the initiated debt in May for the acquisition of SensoryEffects.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “We are proud of these record quarter and record year results. Annual organic growth of sales were 14.2% on the legacy Balchem businesses and we have progressed with the integration of Performance Chemicals & Ingredients Company, d/b/a SensoryEffects, which contributed $156 million, or an additional 40.5%, to sales for the 2014 year. We have continued to benefit from our strong portfolio of specialty businesses, and I want to thank the team members of the combined company for their ability to focus on the business as we brought the two companies together. Their efforts will be vital to our success going forward. We intend to drive revenue

Balchem Corporation (NASDAQ:BCPC)

growth and expand margins based on a number of initiatives the Company has been, and will be, putting into place to benefit from operational benchmarking and macro trends in the U.S. and European economies.

On December 18, 2014, the Company’s Board of Directors declared a 15% increase in the annual cash dividend, returning $9.3 million to shareholders. We expect 2015 capital expenditures to be approximately $35 million and the Company maintains significant financial flexibility to pursue acquisitions.

Though we are pleased with our 2014 results, we will not be complacent, driving accountability deeper into the combined entity and developing new metrics and sales and IT tools to improve performance. We see 2015 as a period of short-term geopolitical disruptions, but also another year of opportunity to create more shareholder value as we efficiently partner with customers and markets served.”

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, February 24, 2015, at 11:00 AM Eastern Time (ET) to review Fourth Quarter 2014 results. Dino A. Rossi, Chairman, President and CEO, and Bill Backus, CFO, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Tuesday, March 10, 2015. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13601932.

Segment Information
Balchem Corporation reports three business segments: ARC Specialty Products; SensoryEffects (formerly Food, Pharma & Nutrition); and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2013. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
ARC Specialty Products	$13,967	$12,667	$54,053	$51,086
SensoryEffects	72,931	12,067	206,101	47,569
Animal Nutrition & Health	75,770	56,899	281,229	238,518
Total	$162,668	$81,633	$541,383	$337,173

Business Segment Earnings Before Income Taxes:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
ARC Specialty Products	$5,740	$5,188	$21,316	$20,224
SensoryEffects	7,042	2,697	21,260	11,233
Animal Nutrition & Health	11,523	8,260	40,219	34,145
Transaction costs, integration costs and legal settlement	2,690	-	(652)	-
Interest and other income (expense)	(1,815)	68	(5,091)	216
Total	$25,180	$16,213	$77,052	$65,818

Selected Balance Sheet Items	December 31,	December 31,
	2014	2013
Cash and Cash Equivalents	$50,287	$208,747
Accounts Receivable, net	71,982	39,386
Inventories	49,623	24,824
Other Current Assets	9,410	4,817
Total Current Assets	181,302	277,774

Property, Plant & Equipment, net	131,588	54,916
Goodwill	383,646	28,515
Intangible Assets With Finite Lives, net	160,394	15,126
Other Assets	4,341	541
Total Assets	$861,271	$376,872

Current Liabilities	$60,522	$35,753
Current Portion of Long Term-Debt	35,000	-
Long-Term Debt	297,500	-
Deferred Income Taxes	70,401	5,884
Long-Term Obligations	5,950	3,877
Total Liabilities	469,373	45,514

Stockholders' Equity	391,898	331,358

Total Liabilities and Stockholders' Equity	$861,271	$376,872

Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net earnings	$52,826	$44,874

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	30,524	10,474
Stock compensation expense	4,557	3,817
Deferred income taxes	(11,259)	(315)
Other adjustments	493	92
Changes in assets and liabilities	8,209	(3,250)
Net cash provided by operating activities	85,350	55,692

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(491,057)	-
Capital expenditures and intangible assets acquired	(13,367)	(8,377)
Net cash used in investing activities	(504,424)	(8,377)

Cash flows from financing activities
Proceeds from long-term and revolving loan	400,000	-
Principal payments on long-term debt and revolving loan	(67,500)	-
Principal payments on acquired debt	(75,550)	-
Cash paid for financing costs	(2,593)	-
Proceeds from stock options exercised	9,106	9,082
Excess tax benefits from stock compensation	7,220	9,397
Dividends paid	(7,856)	-
Other	(1,157)	(2,014)
Net cash provided by financing activities	261,670	16,465

Effect of exchange rate changes on cash	(1,056)	230

(Decrease) increase in cash and cash equivalents	(158,460)	64,010

Cash and cash equivalents, beginning of period	208,747	144,737
Cash and cash equivalents, end of period	$50,287	$208,747

Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include non-GAAP consolidated operating income, non-GAAP consolidated net income and the related per diluted share amounts, and non-GAAP adjusted EBITDA.  Non-GAAP financial measure adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses and acquisition-related legal settlements.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)

Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Reconciliation of non-GAAP gross margin:
GAAP gross margin	$44,135	$23,782	$144,172	$97,421
Inventory valuation adjustment (1)	-	-	4,735	-
Amortization of intangible assets (2)	186	25	518	98
Non-GAAP gross margin	$44,321	$23,807	$149,425	$97,519

Reconciliation of non-GAAP earnings from operations:
GAAP earnings from operations	$26,995	$16,145	$82,143	$65,602
Inventory valuation adjustment (1)	-	-	4,735	-
Amortization of intangible assets (2)	6,964	988	19,471	3,954
Transaction costs, integration costs and legal settlement (3)	(2,690)	-	652	-
Non-GAAP earnings from operations	$31,269	$17,133	$107,001	$69,556

Reconciliation of non-GAAP net earnings:
GAAP net earnings	$19,022	$10,747	$52,826	$44,874
Inventory valuation adjustment (1)	-	-	4,735	-
Amortization of intangible assets (2)	7,125	988	19,928	3,954
Transaction costs, integration costs and legal settlement (3)	(2,690)	-	652	-
Income tax adjustment (4)	(2,438)	(333)	(9,285)	(1,258)
Non-GAAP net earnings	$21,019	$11,402	$68,856	$47,570

Non-GAAP net earnings per common share - diluted	$0.67	$0.37	$2.21	$1.54

Shares used in the calculation of diluted net earnings per common share	31,387	31,028	31,172	30,847

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

Balchem Corporation (NASDAQ:BCPC)

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements.  Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Income taxes: For purposes of calculating non-GAAP net earnings and non-GAAP diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and twelve months ended December 31, 2014 and 2013.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income - as reported	$19,022	$10,747	$52,826	$44,874
Add back:
Provision for income taxes	6,158	5,466	24,226	20,944
Other expense (income)	1,815	(68)	5,091	(216)
Depreciation and amortization	10,171	2,636	30,067	10,474
EBITDA	37,166	18,781	112,210	76,076
Add back certain items:
Non-cash compensation expense related to equity	1,106	930	4,238	3,817
Transaction costs, integration costs and legal settlement	(2,690)	-	652	-
Inventory fair value	-	-	4,735	-
Adjusted EBITDA	$35,582	$19,711	$121,835	$79,893

EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Company.